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Exhibit 23.2
Independent Auditor's Consent


We consent to the incorporation by reference in the Form S-3 Registration Statement of Topro, Inc. of our report dated October 4, 1996, accompanying the consolidated financial statements of Topro, Inc., and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.



/s/ Hein + Associates LLP
HEIN + ASSOCIATES LLP

Denver, Colorado
October 16, 1997